Exhibit 99.1

FOR IMMEDIATE RELEASE                Contact:
Mike Van Handel
+1.414.906.6305
michael.vanhandel@manpowergroup.com

ManpowerGroup Reports 4th Quarter and Full Year 2015 Results

MILWAUKEE, February 3, 2016 -- ManpowerGroup (NYSE: MAN) today reported net earnings of $1.66 per diluted share for the three months ended December 31, 2015 compared to $1.47 per diluted share in the prior year period. The net earnings in the quarter were $123.9 million compared to $117.2 million a year earlier. Revenues for the fourth quarter totaled $5.0 billion, a decrease of 3 percent from the year earlier period.
Financial results in the quarter were significantly impacted by the stronger U.S. dollar relative to several foreign currencies compared to the prior year period. On a constant currency basis, revenue increased 7% and net earnings per diluted share increased 24%. Earnings per share were negatively impacted 16 cents by changes in foreign currencies compared to the prior year. The quarter also included a favorable impact from a lower income tax rate, as the full year amount of the U.S. Workers Opportunity Tax Credit (WOTC) was recorded upon legislative approval in December 2015.
Jonas Prising, ManpowerGroup Chairman & CEO, said: “We are pleased with our solid performance in the 4th quarter, with good top line and bottom line performance, capping off a very good year. We made significant operational and strategic progress during the course of 2015 and are well positioned to further build on this progress as we enter the new year.
“Our workforce solutions are ideally suited to help companies adapt and prosper in a volatile and uncertain environment, and at the same time help millions of individuals find meaningful employment all over the world. That is the foundation of our confidence and passion for our business in 2016 and beyond.
“We are anticipating diluted earnings per share in the first quarter of 2016 to be in the range of 87 to 95 cents which includes an estimated unfavorable currency impact of 4 cents,” Prising stated.
Net earnings per diluted share for the year ended December 31, 2015 was $5.40 compared to $5.30 per diluted share in 2014. Net earnings were $419.2 million compared to $427.6 million in the prior year. Revenues for the year were $19.3 billion, a decrease of 7 percent in U.S. dollars from the prior year and an increase of 7 percent in constant currency.
2015 earnings were unfavorably impacted by 81 cents per diluted share due to changes in foreign currencies compared to the prior year.
In conjunction with its fourth quarter and full year earnings release, ManpowerGroup will broadcast its conference call live over the Internet on February 3, 2016 at 7:30 a.m. CST (8:30 a.m. EST). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://www.manpowergroup.com/investors.
Supplemental financial information referenced in the conference call can be found at http://www.manpowergroup.com/investors.

About ManpowerGroup

ManpowerGroup® (NYSE: MAN) is the world’s workforce expert, creating innovative workforce solutions for more than 65 years. As workforce experts, we connect more than 600,000 people to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands - Manpower®, Experis®, Right Management ® and ManpowerGroup® Solutions - we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2015, ManpowerGroup was named one of the World’s Most Ethical Companies for the fifth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com.

Forward-Looking Statements
This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company's expected future results. The Company's actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those contained in the forward-looking statements can be found in the Company's reports filed with the SEC, including the information under the heading 'Risk Factors' in its Annual Report on Form 10-K for the year ended December 31, 2014, which information is incorporated herein by reference.

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ManpowerGroup
Results of Operations
(In millions, except per share data)

	Three Months Ended December 31
			% Variance
			Amount	Constant
	2015	2014	Reported	Currency
	(Unaudited)
Revenues from services (a)	$4,953.9	$5,121.1	-3.3%	7.3%
Cost of services	4,102.8	4,252.3	-3.5%	7.2%
Gross profit	851.1	868.8	-2.0%	7.8%
Selling and administrative expenses	670.0	675.5	-0.8%	8.7%
Operating profit	181.1	193.3	-6.3%	4.7%
Interest and other expenses	1.0	11.3	-91.9%
Earnings before income taxes	180.1	182.0	-1.0%	9.9%
Provision for income taxes	56.2	64.8	-13.3%
Net earnings	$123.9	$117.2	5.7%	16.4%
Net earnings per share - basic	$1.67	$1.49	12.1%
Net earnings per share - diluted	$1.66	$1.47	12.9%	23.8%
Weighted average shares - basic	74.1	78.8	-6.0%
Weighted average shares - diluted	74.9	79.8	-6.2%

(a) Revenues from services include fees received from our franchise offices of $6.1 million and $6.6 million for the three months ended December 31, 2015 and 2014, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $269.7 million and $279.5 million for the three months ended December 31, 2015 and 2014, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Three Months Ended December 31
			% Variance
			Amount	Constant
	2015	2014	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$748.5	$789.5	-5.2%	-5.2%
Other Americas	391.8	383.0	2.3%	23.5%
	1,140.3	1,172.5	-2.7%	4.2%
Southern Europe:
France	1,175.4	1,267.9	-7.3%	5.7%
Italy	312.3	296.1	5.5%	20.3%
Other Southern Europe	255.5	246.4	3.8%	14.8%
	1,743.2	1,810.4	-3.7%	9.3%
Northern Europe	1,421.0	1,501.8	-5.4%	5.6%
APME	579.2	566.9	2.2%	11.9%
Right Management	70.2	69.5	1.0%	7.8%
	$4,953.9	$5,121.1	-3.3%	7.3%
Operating Unit Profit:
Americas:
United States	$39.2	$40.4	-3.0%	-3.0%
Other Americas	16.5	15.0	10.0%	31.2%
	55.7	55.4	0.5%	6.2%
Southern Europe:
France	66.7	68.2	-2.2%	11.3%
Italy	19.6	18.6	5.7%	20.7%
Other Southern Europe	6.8	5.6	20.6%	33.1%
	93.1	92.4	0.7%	14.5%
Northern Europe	40.1	53.9	-25.7%	-18.1%
APME	18.1	21.4	-14.3%	-8.9%
Right Management	10.3	6.2	64.1%	76.3%
	217.3	229.3
Corporate expenses	(26.5)	(27.6)
Intangible asset amortization expense	(9.7)	(8.4)
Operating profit	181.1	193.3	-6.3%	4.7%
Interest and other expenses (b)	(1.0)	(11.3)
Earnings before income taxes	$180.1	$182.0

(a) In the United States, revenues from services include fees received from our franchise offices of $3.7 million and $4.4 million for the three months ended December 31, 2015 and 2014, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $174.5 million and $189.1 million for the three months ended December 31, 2015 and 2014, respectively.

(b) The components of interest and other expenses were:
	2015	2014
Interest expense	$10.6	$8.4
Interest income	(0.6)	(1.0)
Foreign exchange gain	(5.2)	(0.8)
Miscellaneous (income) expense, net	(3.8)	4.7
	$1.0	$11.3

ManpowerGroup
Results of Operations
(In millions, except per share data)

	Year Ended December 31
			% Variance
			Amount	Constant
	2015	2014	Reported	Currency
	(Unaudited)
Revenues from services (a)	$19,329.9	$20,762.8	-6.9%	6.6%
Cost of services	16,034.1	17,274.6	-7.2%	6.5%
Gross profit	3,295.8	3,488.2	-5.5%	7.1%
Selling and administrative expenses	2,606.9	2,768.3	-5.8%	6.0%
Operating profit	688.9	719.9	-4.3%	11.2%
Interest and other expenses	28.2	38.3	-26.4%
Earnings before income taxes	660.7	681.6	-3.1%	12.2%
Provision for income taxes	241.5	254.0	-4.9%
Net earnings	$419.2	$427.6	-2.0%	12.8%
Net earnings per share - basic	$5.46	$5.38	1.5%
Net earnings per share - diluted	$5.40	$5.30	1.9%	17.2%
Weighted average shares - basic	76.8	79.5	-3.5%
Weighted average shares - diluted	77.7	80.7	-3.8%

(a) Revenues from services include fees received from our franchise offices of $24.2 million and $25.4 million for the years ended December 31, 2015 and 2014, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,082.3 million and $1,124.7 million for the years ended December 31, 2015 and 2014, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Year Ended December 31
			% Variance
			Amount	Constant
	2015	2014	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$3,005.8	$3,086.4	-2.6%	-2.6%
Other Americas	1,486.2	1,497.3	-0.7%	17.6%
	4,492.0	4,583.7	-2.0%	4.0%
Southern Europe:
France	4,661.3	5,351.6	-12.9%	4.3%
Italy	1,226.1	1,178.8	4.0%	24.5%
Other Southern Europe	984.5	979.3	0.5%	17.0%
	6,871.9	7,509.7	-8.5%	9.1%
Northern Europe	5,453.3	6,048.1	-9.8%	5.2%
APME	2,239.1	2,327.1	-3.8%	7.9%
Right Management	273.6	294.2	-7.0%	0.5%
	$19,329.9	$20,762.8	-6.9%	6.6%
Operating Unit Profit:
Americas:
United States	$143.8	$125.4	14.7%	14.7%
Other Americas	57.0	56.2	1.3%	19.2%
	200.8	181.6	10.5%	16.1%
Southern Europe:
France	258.8	275.5	-6.1%	12.6%
Italy	70.9	64.2	10.5%	32.5%
Other Southern Europe	25.1	22.0	13.7%	31.8%
	354.8	361.7	-1.9%	17.3%
Northern Europe	159.5	198.1	-19.5%	-7.8%
APME	79.3	84.2	-5.7%	5.1%
Right Management	38.3	33.5	14.3%	20.1%
	832.7	859.1
Corporate expenses	(111.0)	(105.8)
Intangible asset amortization expense	(32.8)	(33.4)
Operating profit	688.9	719.9	-4.3%	11.2%
Interest and other expenses (b)	(28.2)	(38.3)
Earnings before income taxes	$660.7	$681.6

(a) In the United States, revenues from services include fees received from our franchise offices of $15.2 million and $16.1 million for the years ended December 31, 2015 and 2014, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $714.1 million and $744.8 million for the years ended December 31, 2015 and 2014, respectively.

(b) The components of interest and other expenses were:
	2015	2014
Interest expense	$36.0	$35.9
Interest income	(2.5)	(4.4)
Foreign exchange gain	(4.7)	(2.2)
Miscellaneous (income) expense, net	(0.6)	9.0
	$28.2	$38.3

ManpowerGroup
Consolidated Balance Sheets
(In millions)

	Dec. 31	Dec. 31
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$730.5	$699.2
Accounts receivable, net	4,243.0	4,134.5
Prepaid expenses and other assets	119.0	147.8
Total current assets	5,092.5	4,981.5
Other assets:
Goodwill	1,257.4	1,075.2
Intangible assets, net	326.5	286.8
Other assets	694.0	688.6
Total other assets	2,277.9	2,050.6
Property and equipment:
Land, buildings, leasehold improvements and equipment	585.4	633.5
Less: accumulated depreciation and amortization	438.3	484.4
Net property and equipment	147.1	149.1
Total assets	$7,517.5	$7,181.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,659.2	$1,542.7
Employee compensation payable	211.4	204.5
Accrued liabilities	483.7	472.7
Accrued payroll taxes and insurance	613.8	622.4
Value added taxes payable	438.7	466.3
Short-term borrowings and current maturities of long-term debt	44.2	45.2
Total current liabilities	3,451.0	3,353.8
Other liabilities:
Long-term debt	810.9	422.6
Other long-term liabilities	563.1	461.8
Total other liabilities	1,374.0	884.4
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.1
Capital in excess of par value	3,186.7	3,084.2
Retained earnings	1,966.0	1,667.8
Accumulated other comprehensive loss	(286.0)	(155.2)
Treasury stock, at cost	(2,243.2)	(1,654.9)
Total ManpowerGroup shareholders' equity	2,624.7	2,943.0
Noncontrolling interests	67.8	—
Total shareholders' equity	2,692.5	2,943.0
Total liabilities and shareholders' equity	$7,517.5	$7,181.2

ManpowerGroup
Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	December 31
	2015	2014
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$419.2	$427.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	77.7	83.8
Deferred income taxes	91.2	54.0
Provision for doubtful accounts	16.3	18.9
Share-based compensation	31.1	40.6
Excess tax benefit on exercise of share-based awards	(7.4)	(4.5)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(369.8)	(270.5)
Other assets	(59.7)	(198.7)
Other liabilities	312.9	155.0
Cash provided by operating activities	511.5	306.2
Cash Flows from Investing Activities:
Capital expenditures	(52.3)	(51.5)
Acquisitions of businesses, net of cash acquired	(260.5)	(32.0)
Proceeds from sales of investments, property and equipment	14.7	2.1
Cash used in investing activities	(298.1)	(81.4)
Cash Flows from Financing Activities:
Net change in short-term borrowings	4.1	16.0
Proceeds from long-term debt	454.0	—
Repayments of long-term debt	(2.0)	(2.6)
Payments for debt issuance costs	(2.5)	—
Proceeds from share-based awards and other equity transactions	104.1	25.5
Other share-based award transactions, net	(0.7)	(6.3)
Repurchases of common stock	(580.2)	(143.5)
Dividends paid	(121.0)	(77.3)
Cash used in financing activities	(144.2)	(188.2)
Effect of exchange rate changes on cash	(37.9)	(75.0)
Change in cash and cash equivalents	31.3	(38.4)
Cash and cash equivalents, beginning of period	699.2	737.6
Cash and cash equivalents, end of period	$730.5	$699.2